SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

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FORM 8-K
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Current Report

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): May 5, 2014

Charter Communications, Inc.
(Exact name of registrant as specified in its charter)

Delaware
(State or other jurisdiction of incorporation or organization)

001-33664	43-1857213
(Commission File Number)	(I.R.S. Employer Identification Number)

400 Atlantic Street
Stamford, Connecticut 06901
(Address of principal executive offices including zip code)

(203) 905-7801
(Registrant’s telephone number, including area code)

Not Applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 5.02. DEPARTURE OF DIRECTORS OR CERTAIN OFFICERS; ELECTION OF DIRECTORS; APPOINTMENT OF CERTAIN OFFICERS; COMPENSATORY ARRANGEMENTS OF CERTAIN OFFICERS.

On May 5, 2014, the Compensation and Benefits Committee of the Board of Directors of Charter Communications, Inc. (the “Company”) approved a one-time cash payment of $98,582.55 to Catherine Bohigian, Executive Vice President, Government Affairs, under the Executive Bonus Plan. Ms. Bohigian's bonus for 2013 had been pro-rated, and she did not receive her full bonus. This payment is intended to make her whole.

ITEM 5.07. SUBMISSION OF MATTERS TO A VOTE OF SECURITY HOLDERS.

On May 6, 2014, the Company held its Annual Meeting of Stockholders. The meeting included the election of directors and two other matters. Of the total 108,184,513 shares of Class A common stock of the Company issued, outstanding and eligible to vote at the meeting, 97,830,569 shares, representing the same number of votes, were represented in person or by proxy at the meeting. The votes cast for all matters are set forth below:

1. Election of Class A Directors.

Nominees	Number of Votes FOR	Number of Votes WITHHELD	Broker Non-Votes
W. Lance Conn	94,384,717	135,295	3,310,557
Michael P. Huseby	94,392,521	127,491	3,310,557
Craig A. Jacobson	94,400,463	119,549	3,310,557
Gregory B. Maffei	70,930,682	23,589,330	3,310,557
John C. Malone	68,620,984	25,899,028	3,310,557
John D. Markley, Jr.	94,400,463	119,549	3,310,557
David C. Merritt	94,393,493	126,519	3,310,557
Balan Nair	67,859,053	26,660,959	3,310,557
Thomas M. Rutledge	94,402,092	117,920	3,310,557
Eric L. Zinterhofer	94,393,453	126,559	3,310,557

2. Advisory vote on the approval of Executive Compensation.

FOR	AGAINST	ABSTAIN	BROKER NON-VOTES
93,726,054	697,649	96,309	3,310,557

3. Vote to ratify the appointment of KPMG LLP as Company’s independent public accounting firm.

FOR	AGAINST	ABSTAIN	BROKER NON-VOTES
97,752,079	58,509	19,981	0

No other matters were considered and voted on by the stockholders at the annual meeting.

As a result of the votes cast as reported above, the shareholders elected each nominee as a director of the Company, approved of the Company’s executive compensation and ratified the appointment of KPMG LLP as independent public accounting firm for the Company for the year ending December 31, 2014.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, Charter Communications, Inc. has duly caused this Current Report to be signed on its behalf by the undersigned hereunto duly authorized.

CHARTER COMMUNICATIONS, INC.,
Registrant

	By:	/s/ Kevin D. Howard
Kevin D. Howard
Senior Vice President - Finance, Controller and
Date: May 9, 2014		Chief Accounting Officer